Exhibit 99.2

Access National Bank Welcomes Government Contractor Banker, Daniel L. Hampton, SVP, to Its Expanding Commercial Lending Segment

RESTON, Va.--(BUSINESS WIRE)--November 15, 2018--Access National Bank (“Access”) welcomes Daniel L. Hampton as Senior Vice President to its expanding government contracting commercial lending segment.

“I have always admired Access National Bank as one of the most trusted banks in our market, especially among the government contracting community,” Hampton said.

Hampton previously worked as the lead government contracting lender at John Marshall Bank and Alliance Bank here in Northern Virginia. He specializes in creative solutions tailored to each client’s lending, depository, and cash management needs.

Hampton’s banking career began at BB&T upon his graduation from Elon University’s Martha and Spencer Love School of Business, from which he earned a Bachelor of Science in Business Administration and Management Information Systems. While at BB&T, he jumpstarted his career as a commercial lender through their Management Development Training Program.

“As a government contracting-focused lender, it is exciting to join a team that understands the unique needs of this industry,” he added. “Access has the expertise and solutions to assist not only government contractors but other industries as well. I look forward to building on their trend of excellence.”

In addition to his lending career, Hampton is active in his community. He founded and currently serves as the President of Backpack Buddies Foundation of Loudoun, Inc., a 501(c)(3) nonprofit that helps school-aged children in Loudoun County access meals on the weekends. He is also a member of the Rotary Club of Leesburg, having served as their Treasurer and President.

“Daniel is an experienced government contracting banker and adding him to our growing team further demonstrates the Bank’s commitment to this market,” said Adam Nalls, SVP and leader of Access National Bank’s government contracting segment. “Our clients will benefit from his knowledge across all areas of lending and depository services.”

Access National Bank and its Middleburg Bank division collectively serve the needs of businesses with $1-$200 million in revenue, as well as high-net-worth individuals and families in Metro Washington, D.C. Headquartered in Reston, Virginia, Access National Bank and its Middleburg Bank division are subsidiaries of Access National Corporation, which includes divisions specializing in residential mortgage lending and trust and wealth management. Access National Corporation trades on the NASDAQ Global Market under the symbol "ANCX." Additional information is available at AccessNationalBank.com. Member FDIC.

CONTACT:
Adam Nalls
SVP & Group Manager
703-871-1361